Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

Cybex Reaches Settlement in Barnhard Product Liability Suit

Medway, MA, February 6, 2012 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, announced today that it has reached a settlement in the product liability litigation, Barnhard v. Cybex International, Inc. Pursuant to the settlement, Cybex will pay to the plaintiff, net of insurance, approximately $19,500,000, of which approximately $18,500,000 will be paid at the consummation of the settlement with the balance paid over seven years. As part of the settlement, Cybex will be released of all further liability with respect to the litigation, which will be dismissed with prejudice. Cybex will satisfy its cash obligation through available cash, its existing line of credit and additional financing, which it is in the process of arranging with its principal bank.

The settlement is subject to standard closing conditions, including the execution of a definitive settlement agreement by Cybex, the plaintiff and the third party defendant. Cybex anticipates that all conditions will be satisfied and funds disbursed within the next 30 days.

As previously reported, Cybex currently is subject to possible de-listing from the Nasdaq Stock Market due to its failure to comply with the Nasdaq requirements for a minimum stockholders’ equity of $10,000,000, a minimum bid price for its common stock of $1.00 per share and a minimum market value of publicly held shares of $5,000,000. Cybex is analyzing the impact the settlement will have on its financial statements. However, looking forward, Cybex is confident that, once the settlement is reflected in the Company’s financial statements, its stockholders’ equity will exceed the $10,000,000 minimum required by Nasdaq.

Cybex Chairman and CEO John Aglialoro states, “The positive financial impact of this settlement will be reflected in our Q4 results. As we move past this lawsuit, Cybex remains a healthy business and a leader in the fitness industry. We are confident of our future as we move forward with our Cybex team.”

Cybex anticipates announcing 2011 results on or around February 16, 2012.

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on Cybex and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the resolution of litigation involving the Company, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, and economic conditions. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2010, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 14, 2011.

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